EXHIBIT 99

                                        FOR: Consolidated Graphics, Inc.

                                APPROVED BY: Ronald E. Hale, Jr.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                    CONTACT: Betsy Brod/Jonathan Schaffer
                                             Media: Merridith Ingram/Eileen King
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600

FOR IMMEDIATE RELEASE

                        CONSOLIDATED GRAPHICS TO ACQUIRE
                     MERCURY PRINTING OF MEMPHIS, TENNESSEE

     HOUSTON, TEXAS - January 11, 1999 - Consolidated Graphics, Inc. (NYSE: CGX) announced today the signing of a letter of intent to acquire Mercury Printing of Memphis, Tennessee. Mercury Printing has served the Mid-South region for 37 years, providing a full range of printing services from electronic pre-press to customized fulfillment. Bill Hyatt will continue to lead the company as president. Other terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Mercury Printing has capitalized on 37 years of experience and its state-of-the-art facilities to become one of the finest printers in the Mid-South. Their focus on providing their customers superior printing, on-time delivery and a cost-effective product has made them a leader in their market."

     Bill Hyatt said, "At Mercury Printing, we draw on our expertise to provide the high quality printing and exceptional service our customers have come to expect. By joining Consolidated Graphics, we gain access to the managerial strengths and experience of the industry leader. With these considerable resources, Mercury Printing should enjoy continued growth and success."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 51 companies with annualized revenues in excess of $590 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                                 #  #  #



                                #     #     #